U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

        TIZABI                       JACQUES
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        (Last)                       (First)              (Middle)

        C/O POLLUTION RESEARCH AND CONTROL CORP.
        9300 WILSHIRE BLVD., SUITE 308
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                                    (Street)

        BEVERLY HILLS                  CA                   90212
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        (City)                       (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        POLLUTION RESEARCH AND CONTROL CORPORATION (NASDAQ-SC: "UDET")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

        DECEMBER 31, 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          PRESIDENT AND CHIEF EXECUTIVE OFFICER
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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

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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        9.        10.
                                                                                                        Number    Owner-
                                                                                                        of        ship
                2.                                                                                      Deriv-    of
                Conver-                   5.                                7.                          ative     Deriv-   11.
                sion                      Number of                         Title and Amount            Secur-    ative    Nature
                or                        Derivative     6.                 of Underlying      8.       ities     Secur-   of
                Exer-                     Securities     Date               Securities         Price    Bene-     ity:     In-
                cise     3.               Acquired (A)   Exercisable and    (Instr. 3 and 4)   of       ficially  Direct   direct
                Price    Trans-   4.      or Disposed    Expiration Date    ----------------   Deriv-   Owned     (D) or   Bene-
1.              of       action   Trans-  of (D)         (Month/Day/Year)            Amount    ative    at End    In-      ficial
Title of        Deriv-   Date     action  (Instr. 3,     ----------------            or        Secur-   of        direct   Owner-
Derivative      ative    (Month/  Code    4 and 5)       Date     Expira-            Number    ity      Year      (I)      ship
Security        Secur-   Day/     (Instr. ------------   Exer-    tion               of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      ity      Year)    8)      (A)       (D)  cisable  Date      Title    Shares    5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION    $0.30    10/01/01  A      1,150,000      10/01/01 10/01/11  COMMON   1,150,000          1,150,000   D
(RIGHT TO BUY)                                                              STOCK
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
Explanation of Responses:




        /S/ JACQUES TIZABI                                FEBRUARY 13, 2002
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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